Exhibit 99.1
380 Sentry Parkway Blue Bell, PA 19422
PRESS RELEASE

For Release:	Immediate
Contact:	William E. Hitselberger (610) 397-5298

PMA Capital Announces Improved First Quarter 2007 Results

Blue Bell, PA, May 3, 2007 -- PMA Capital Corporation (NASDAQ: PMACA) today announced financial results for the first quarter of 2007. PMA Capital reported net income of $3.3 million, or 10 cents per diluted share, for the first quarter of 2007, compared to net income of $2.5 million, or 8 cents per diluted share, for the same period in 2006. Operating income, which the Company defines as net income excluding realized gains and losses, for the quarter increased to $3.6 million, or 11 cents per diluted share, compared to $1.3 million, or 4 cents per diluted share, in the first quarter of 2006.

“PMA Capital had a good start to 2007, and the results of strategic decisions we’ve made over the past two years have positively impacted our performance,” said Vincent T. Donnelly, President and Chief Executive Officer.

“The PMA Insurance Group’s pre-tax operating income increased to $11.7 million for the first quarter of 2007, compared to $8.1 million in the first quarter of 2006, as we have increased our premiums and service revenues while improving our loss and operating expense ratios,” Mr. Donnelly added. “Direct premiums written, excluding $18.4 million of production from our partnership with Midwest Insurance Companies, were $142.5 million, up 12% from the first quarter of 2006, and our new business written increased to $39.1 million from $30.0 million in the first quarter last year. Our workers’ compensation renewal retention rate increased to 86%, compared to 83% for the first quarter in 2006.”

Mr. Donnelly continued, “We were pleased with the Pennsylvania Insurance Department’s recent approval of a $37.5 million extraordinary dividend from our run-off reinsurance business. We believe this approval recognizes our continued success in reducing the insurance liabilities associated with our run-off business and allows us to further reduce the amount of capital committed to our Run-off Operations. We intend to continue to manage the run-off to achieve our strategic objectives.”

PMA Capital Corporation also announced that it has reached agreement to settle the securities class action, In re PMA Capital Corporation Securities Litigation (Civil Action No. 03-6121), pending in the U.S. District Court for the Eastern District of Pennsylvania. The settlement is subject to documentation and Court approval. The settlement agreement makes no admission of liability or wrongdoing by the Company or its officers and directors. The amounts necessary to fund this settlement will be paid by insurance carriers for the Company.

Net income for the quarter included the following after-tax net realized gains (losses) of:

	Three months ended
	March 31,
(in thousands)	2007	2006
Net realized gains (losses) after tax:
Sales of investments	$(45)	$568
Change in fair value of debt derivative	279	614
Change in fair value of trading securities[1]	(514)	-
Net realized gains (losses) after tax	$(280)	$1,182

(1)   See Financial Condition section on page 4 for additional discussion.

Consolidated revenues for the first three months of 2007 were $112.9 million, compared to $112.0 million for the same period in 2006. Direct premiums written for the first quarter of 2007 increased $33.4 million, or 26%, to $160.8 million from the same period of 2006. Included in the increase in direct premiums written was $18.4 million related to our partnership with Midwest Insurance Companies (“Midwest”). Net premiums earned for the first quarter of 2007 were $95.0 million, compared to $91.7 million in the same period last year.

Segment Operating Results

Operating income, which we define as net income under accounting principles generally accepted in the United States (“GAAP”) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income does not replace net income as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our segment operating results and operating income to GAAP net income.

	Three months ended
	March 31,
(in thousands)	2007	2006
Pre-tax operating income (loss):
The PMA Insurance Group	$11,723	$8,141
Run-off Operations	(738)	161
Corporate & Other	(5,309)	(6,139)
Pre-tax operating income	5,676	2,163
Income tax expense	2,050	864
Operating income	3,626	1,299
Realized gains (losses) after tax	(280)	1,182
Net income	$3,346	$2,481

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $11.7 million for the first quarter of 2007, compared to $8.1 million for the same period last year. The increase in the current quarter was due primarily to improved underwriting results and increased investment income.

Direct premiums written for the first three months increased to $160.9 million, compared to $127.6 million for the same period a year ago. We wrote $57.5 million of new business in the first quarter of 2007, compared to $30.0 million for the same period in 2006. Included in direct premiums written and new business for the first quarter of 2007 was $18.4 million of California workers’ compensation business written under our partnership with Midwest. Our renewal retention rate on existing workers’ compensation accounts increased to 86% for the first quarter of 2007, compared to 83% for the same period in 2006.

Net premiums written increased to $125.9 million in the first quarter of 2007, compared to $113.4 million during the same period a year ago. The increase in net premiums in the first quarter of 2007 was less than the increase in direct premiums due primarily to our cession of the California workers’ compensation premiums written under our partnership with Midwest.

The combined ratio on a GAAP basis was 98.2% for the first three months of 2007, compared to 100.9% for the same period last year. The improvement in the combined ratio for the first quarter of 2007 was primarily the result of an improved operating expense ratio, and to a lesser extent, a lower loss and LAE ratio. Given the seasonality of our business, our first quarter combined ratios have historically been lower than the subsequent quarters’ and full year ratios.

The improved loss and LAE ratio is primarily due to a lower current accident year loss and LAE ratio and improved loss experience on certain of our captive accounts business in the first quarter of 2007, compared to the same period in 2006. While our underwriting criteria remained consistent in 2007, our current accident year loss and LAE ratio benefited from changes in workers’ compensation products selected by our insureds. Pricing changes coupled with payroll inflation for rate sensitive workers’ compensation were slightly below overall estimated loss trends. We estimated our medical cost inflation to be 8% in the first quarter of 2007, compared to our first quarter 2006 estimate of 9%. We expect that medical cost inflation will remain a significant component of our overall loss experience.

The improved operating expense ratio in the first quarter of 2007, compared to the prior year quarter, reflected lower loss based state assessments in the first quarter of 2007. Fees earned under our partnership with Midwest reduced our first quarter 2007 acquisition expense ratio by one half of a percentage point.

Revenues from our third party administrator (“TPA”) business, which are included in other revenues, were $7.7 million for the first quarter of 2007, up from $7.1 million in the first quarter of 2006.

Net investment income increased to $9.7 million in the first quarter of 2007, compared to $8.6 million in the prior year quarter. The improvement was due to higher yields of approximately 30 basis points on an average invested asset base that increased 6%.

Run-off Operations

Our Run-off Operations, consisting of our former reinsurance and excess and surplus lines businesses, had a pre-tax operating loss of $738,000 for the three months ended March 31, 2007, compared to pre-

tax operating income of $161,000 for the same period last year. During the first quarter of 2007, the Run-off Operations’ insurance liabilities decreased by $29.2 million, or 6%. Net investment income and operating expenses continue to decline as we run-off this business. Net investment income decreased by $2.2 million to $1.0 million in the first quarter of 2007, compared to the same period last year, due to a reduction in average invested assets of approximately $190 million, or 50%. Operating expenses in the first quarter of 2007 were reduced by $1.0 million due to a reduction in the allowance for uncollectible reinsurance.

Corporate and Other

The Corporate and Other segment, which includes primarily corporate expenses, including debt service, recorded a pre-tax operating loss of $5.3 million for the first three months of 2007, compared to a loss of $6.1 million for the same period a year ago. The improvement for the first quarter of 2007 was primarily due to lower interest expense. The lower interest expense resulted from a lower level of debt outstanding in the first quarter of 2007, compared to the first quarter in 2006.

Financial Condition

Total assets were $2.7 billion as of March 31, 2007 and December 31, 2006. Shareholders’ equity was $423.8 million as of March 31, 2007, compared with $419.1 million as of December 31, 2006. Book value per share was $12.99 as of March 31, 2007, compared to $12.83 at year end 2006. The increases in shareholders’ equity and book value per share were primarily due to net income and an increase in the unrealized position on our invested asset portfolio. During 2007, the net unrealized holding position on our available for sale asset portfolio increased by $1.0 million, or three cents per share, due to a decline in market interest rates. As of March 31, 2007, we had $22.0 million in cash and short-term investments at the holding company and its non-regulated subsidiaries.

During the first quarter, we early adopted Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 allows entities to choose to measure eligible assets and liabilities at fair value, and requires subsequent changes in the fair value of such items to be recorded in net income. Upon adoption of SFAS 159, we reclassified all of the fixed income securities in our Run-off Operations’ investment portfolio from available for sale to trading. Although our adoption of this standard had no impact on book value, it may result in future volatility in net income as changes in fair value will be recorded through realized gains and losses rather than other comprehensive income. Included in net income for the first quarter were after-tax losses of $514,000 for changes in the fair value on these trading securities.

The components of our debt as of March 31, 2007 were as follows:

(dollar amounts in thousands)	Amount	Maturity
6.50% Convertible Debt [1]	$19,326	2022
Derivative component of 6.50% Convertible Debt	2,686
4.25% Convertible Debt [2]	455	2022
8.50% Senior Notes	54,900	2018
Junior subordinated debt	43,816	2033
Surplus Notes	10,000	2035
Unamortized debt discount	(361)
Total long-term debt	$130,822

(1)
Holders, at their option, may require us to repurchase all or a portion of their debentures on June 30, 2009 at 114% of the principal amount. This debt may be converted at any time, at the holder’s option, at a current price of $16.368 per share.

(2)	This debt may be converted at any time, at the holder’s option, at a current price of $16.368 per share.

As of March 31, 2007, our total outstanding debt was $130.8 million, compared to $131.2 million at December 31, 2006. The decrease was primarily due to the decline in the fair value of the derivative component of our 6.50% Convertible Debt.

The PMA Insurance Group had statutory capital and surplus of $327.4 million as of March 31, 2007, compared to $321.2 million as of December 31, 2006. The PMA Insurance Group has the ability to pay $26.5 million in dividends during 2007 without the prior approval of the Pennsylvania Insurance Department. The statutory capital and surplus of PMACIC, PMA Capital Corporation’s wholly-owned run-off reinsurance subsidiary, was $117.1 million as of March 31, 2007, compared to $121.6 million as of December 31, 2006. Subsequent to March 31, 2007, PMACIC’s statutory capital and surplus was reduced by $37.5 million as a result of its payment of the extraordinary dividend to PMA Capital.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, May 4th to review our first quarter 2007 results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com. To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
800-901-5231 (Domestic)	888-286-8010 (Domestic)
617-786-2961 (International)	617-801-6888 (International)
Passcode 77454976	Passcode 28117554

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode. The replay will be available from approximately 10:30 a.m. Eastern Time on Friday, May 4th until 11:59 p.m. Eastern Time on Monday, June 4th.

Quarterly Statistical Supplement

Our First Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at www.pmacapital.com. You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may make a request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com. We have also furnished a copy of this news release and the Statistical Supplement to the SEC on a Form 8-K dated Thursday, May 3, 2007. A copy of the Form 8-K is available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the Company’s current operating plans. Although the Company’s management believes that its expectations are reasonable, there can be no assurance that the Company’s actual results will not differ materially from those expected. The factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

•
our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•
adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices or service revenues of our TPA operations;
•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	whether state or federal asbestos liability legislation is enacted and the impact of such legislation on us;
•
regulatory changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities and whether TRIEA is extended beyond its December 31, 2007 termination date; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements in this press release. Forward-looking statements are not generally required to be publicly revised as circumstances change and we do not intend to update the forward-looking statements in this press release to reflect circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended March 31,
(dollars in thousands)	2007	2006
Direct premiums written:
The PMA Insurance Group	$160,931	$127,573
Run-off Operations	-	-
Corporate and Other	(156)	(168)
Consolidated direct premiums written	$160,775	$127,405

Net premiums written:
The PMA Insurance Group	$125,893	$113,390
Run-off Operations	1,495	606
Corporate and Other	(156)	(168)
Consolidated net premiums written	$127,232	$113,828

Revenues:
Net premiums earned:
The PMA Insurance Group	$93,995	$91,221
Run-off Operations	1,193	606
Corporate and Other	(156)	(168)
Consolidated net premiums earned	95,032	91,659
Net investment income	10,525	11,400
Realized gains (losses)	(430)	1,818
Other revenues	7,787	7,104
Consolidated revenues	$112,914	$111,981

Components of net income:
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$11,723	$8,141
Run-off Operations	(738)	161
Corporate and Other	(5,309)	(6,139)
Pre-tax operating income	5,676	2,163
Income tax expense	2,050	864
Operating income	3,626	1,299
Realized gains (losses) after tax	(280)	1,182
Net income	$3,346	$2,481

Weighted average common shares outstanding:
Basic	32,498,433	31,894,366
Diluted	32,900,397	32,405,934

(1)
Operating income, which is GAAP net income excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income does not replace net income as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(in thousands, except per share data)	2007	2006
Assets:
Investments:
Fixed maturities available for sale	$735,048	$871,951
Fixed maturities trading	122,669	-
Short-term investments	93,385	86,448
Total investments	951,102	958,399

Cash	9,924	14,105
Accrued investment income	5,407	9,351
Premiums receivable	257,445	207,771
Reinsurance receivables	1,042,478	1,039,979
Deferred income taxes	97,565	100,019
Deferred acquisition costs	41,726	36,239
Funds held by reinsureds	132,926	130,214
Other assets	189,432	170,330
Total assets	$2,728,005	$2,666,407

Liabilities:
Unpaid losses and loss adjustment expenses	$1,620,952	$1,634,865
Unearned premiums	249,689	202,973
Debt	130,822	131,211
Accounts payable, accrued expenses
and other liabilities	234,901	210,740
Funds held under reinsurance treaties	63,348	63,075
Dividends to policyholders	4,483	4,450
Total liabilities	2,304,195	2,247,314

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	110,527	109,922
Retained earnings	183,611	184,216
Accumulated other comprehensive loss	(15,675)	(20,624)
Treasury stock, at cost	(25,743)	(25,511)
Total shareholders' equity	423,810	419,093
Total liabilities and shareholders' equity	$2,728,005	$2,666,407

Shareholders' equity per share	$12.99	$12.83

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2007	2006

Gross premiums written	$166,071	$133,967

Net premiums written	$127,232	$113,828

Revenues:
Net premiums earned	$95,032	$91,659
Net investment income	10,525	11,400
Net realized investment gains (losses)	(430)	1,818
Other revenues	7,787	7,104
Total revenues	112,914	111,981

Expenses:
Losses and loss adjustment expenses	67,026	65,393
Acquisition expenses	19,138	17,325
Operating expenses	17,066	19,987
Dividends to policyholders	1,622	1,422
Interest expense	2,816	3,873
Total losses and expenses	107,668	108,000

Pre-tax income	5,246	3,981

Income tax expense:
Current	-	-
Deferred	1,900	1,500
Total income tax expense	1,900	1,500

Net income	$3,346	$2,481

Net income per share:

Basic	$0.10	$0.08
Diluted	$0.10	$0.08